BANCPLUS CORPORATION

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into by and between William A. Ray (“Executive”) and BancPlus Corporation, a Mississippi corporation (the “Company”). Reference is made to that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2024, as approved on October 4, 2023 (the “Employment Agreement”).

1.
Transition from Employment. The parties agree that, if Executive is employed by the Company on December 31, 2025 (the “Transition Date”), then effective as of 5:00 p.m. CDT on the Transition Date, Executive shall voluntarily resign as an officer and employee of the Company, its subsidiary, BankPlus (the “Bank”), and all other affiliates of the Company. The parties further agree that, pending the Transition Date, Executive shall perform such duties as may be assigned to him, from time to time, by the Boards of Directors of the Company and the Bank (collectively, the “Board”) or otherwise consistent with a transition plan to be adopted by the Board (the “Transition Plan”), and Executive agrees that Executive shall comply with the Transition Plan. By his execution below, Executive acknowledges and agrees that neither this Agreement nor his resignation as described in this Section 1 constitutes a Qualifying Termination (as defined in the Employment Agreement), and that neither his separation in accordance with this Section 1 nor the other provisions of this Agreement qualify him for any severance payments or benefits under Section 2(d)(ii) or Section 2(d)(iii) of the Employment Agreement or otherwise, except as explicitly set forth in this Agreement.
2.
Employment Agreement. Upon Executive’s resignation on the Transition Date, as forth above, and except as expressly provided herein, the Employment Agreement shall be deemed extinguished and of no further force and effect, and the Company shall have no further obligations thereunder. For the avoidance of doubt, if prior to the Transition Date Executive experiences a Qualifying Termination (including in connection with a Change in Control (as defined the Employment Agreement)), Executive shall be eligible for the severance payments and benefits under Section 2(d)(ii) or Section 2(d)(iii) of the Employment Agreement, as applicable, in accordance with the terms thereof.

3.
Payments and Benefits.

a.
Subject to Executive’s continued employment through the Transition Date, the Company shall (i) pay Executive’s salary through the Transition Date, (ii) reimburse Executive for business expenses incurred through the Transition Date that are eligible for reimbursement under Section (2)(b)(v) of the Employment Agreement, and (iii) pay or provide any vested benefits Executive may have under any retirement, health or other welfare employee benefit plan of the Company through such date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plan.

b.
Subject to Executive’s continued employment through the Transition Date and Executive executing the release of claims attached hereto as Exhibit 1 (the “Release”) on the Transition Date, and not revoking the Release during the time period set forth therein, the Company shall also (i) fully accelerate vesting of all outstanding, unvested restricted stock awards held by Executive on the Transition Date, (ii) pay Executive $2,300,000 (the “Transition Payment”) in a single lump sum payment as soon as practicable (and in any event within ten (10) business days) after the Release becomes effective, and (iii) use its reasonable best efforts to transfer Executive’s MassMutual life insurance policy to Executive, provided that Executive will be solely responsible for payment of any and all premiums in connection with said life insurance policy after transfer.

c.
Clawback Policy. Unless otherwise prohibited by applicable law, all compensation contemplated by this Agreement and all cash and/or equity awards under the Company’s incentive plans shall be subject to any Company recoupment policy for incentive compensation as approved by the Compensation Committee of the Board, including any subsequent amendment thereto entered into on and before the Transition Date or otherwise required by law and any such other policy for “clawback” of incentive or other compensation as may be approved by the Board or the Compensation Committee of the Board on or before the Transition Date or any amendments or other policies as required by law.

4.
Executive’s Positions. On the Transition Date, Executive shall resign in a writing delivered to the Board from all positions with the Company, the Bank and the Company’s other affiliates other than as a director of the Board, including but not limited to as Vice Chair of the Board of Directors of the Company and BankPlus, President and Chief Executive Officer of the Company, Vice Chair of BankPlus, Chief Executive Officer of Oakhurst Development Inc., Administrator of BancPlus Statutory Trust II, Administrator of BancPlus Statutory Trust III, Administrator of First Bancshares of Baton Rouge Statutory Trust I, Administrator of State Capital Master Trust, and Administrator of State Capital Master Trust IV. Nothing herein or in the Employment Agreement shall be interpreted to prohibit or otherwise restrict the Board from determining, in its discretion, to nominate (and continue to nominate at its discretion) Executive for election as a director of the Company and/or the Bank, nor shall anything herein or therein require the Board to do so or give rights to Executive if the Board determines not to do so. If Executive remains a member of the Board, Executive shall receive the same director compensation received by other members of the Board who are not employees of the Company, as determined by the Board its discretion from time to time.

5.
Executive’s Covenants. Executive expressly acknowledges and agrees that Executive continues to be bound by the covenants and obligations set forth in Section 6 of the Employment Agreement, which are incorporated by reference herein and shall continue in full force and effect in accordance with their terms. For avoidance of doubt, if Executive resigns on the Transition Date, as set forth above, the Transition Date shall be the date of Executive’s termination of employment for purposes of the time periods set forth in Sections 6(a) and 6(c) of the Employment Agreement, as incorporated herein. Executive understands that he may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b). Nothing in this Agreement or the Employment Agreement shall be construed to prevent disclosure of Confidential Information (as defined in the Employment

Agreement) as may be required by applicable law or regulation, or pursuant to a valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. If permitted to do so, Executive will provide the Company with immediate notice of any request for Confidential Information, or legal process seeking Confidential Information, so that the Company may consider seeking a protective order. Further, nothing in this Agreement or the Employment Agreement prohibits or restricts Executive from reporting, without any prior authorization from, or notification to the Company, possible violations of federal or state law or regulation to any governmental agency or entity, or self-regulatory agency, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

6.
Acknowledgments. Executive agrees and acknowledges that Executive will receive from the Company, the Bank, and the Company’s other affiliates only the compensation and benefits described in this Agreement through and following Executive’s resignation on the Transition Date. Executive further acknowledges that Executive has had the opportunity to consult an attorney regarding this Agreement before signing it.

7.
Taxes.

a.
All payments and benefits will be subject to applicable taxes and withholding.

b.
The provisions regarding Section 409A compliance and Section 280G excise tax in Sections 5(b) and 5(c) of the Employment Agreement are incorporated by reference herein and shall apply to the compensation and benefits under this Agreement.
8.
Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Agreement, except any action seeking injunctive relief to enforce the provisions of Section 6 of the Employment Agreement or any provision of the Release, shall be settled exclusively by arbitration in Jackson or Ridgeland, Mississippi in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

9.
Remedies. In the event of a breach or threatened breach by Executive of this Agreement, including Section 6 of the Employment Agreement incorporated into this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy to the Company and its affiliates, and that the Company and its affiliates shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

10.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi without regard to or application of choice-of- law rules or principles that would result in application of the law of a state other than Mississippi, and without regard to the place of execution or the place of performance thereof.

11.
Entire Agreement. This Agreement sets forth the entire agreement between the Executive and the Company concerning the subject matters herein and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, regarding such subject matters.

12.
Modification; No Waiver. This Agreement may not be amended or modified except by an agreement in writing signed by both parties. The failure of any party to enforce any term of this Agreement shall not be deemed a waiver of that term or any other term of this Agreement.

13.
Assignment. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns, and the Company may freely assign this Agreement at any time. Because this Agreement is personal to the Executive, he may not assign this Agreement in whole or in part.

14.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect as an original, and all of which, taken together, shall constitute and be construed as a single agreement. A copy of an executed original shall have the same force and effect as an original.

15.
Severability. If any provision of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. In the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

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THIS AGREEMENT was approved by the Board of Directors of the Company prior to the date hereof, to be effective as provided herein.

BANCPLUS CORPORATION

By:

Name: William A. Ray

Title: Date:

Date: